Exhibit 99.1

FOR IMMEDIATE RELEASE
At Johnson Outdoors Inc.
David Johnson                                                  Cynthia Georgeson
VP & Chief Financial Officer                        VP - Worldwide Communication
262-631-6600                                                         262-631-6600

JOHNSON OUTDOORS’ SALES REBOUND IN 2014 FISCAL THIRD QUARTER

RACINE, WISCONSIN, August 5, 2014……Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation equipment company, reported higher sales in the Company’s 2014 fiscal third quarter ended June 27, 2014.  Despite the third quarter surge, year-to-date sales compare unfavorably to the same period last year, due largely to the negative impact of harsh, prolonged winter conditions in the Company’s fiscal 2014 first and second quarters.

“This year’s unusually long, hard winter significantly delayed the start of the warm-weather outdoor recreation retail season, negatively impacting every market. Consistent strong demand for new products drove top line growth across our brand portfolio during the third quarter, further illustrating the value and importance of our continued investment in innovation,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.   “Looking ahead to the remainder of the year, we are focused on sustaining marketplace momentum and ensuring the success of next year’s exciting new product line-up.”

THIRD QUARTER RESULTS
Fiscal third quarter results historically reflect in-season replenishment orders for the Company’s warm-weather outdoor recreation products.  Growth in Marine Electronics, Outdoor Gear and Watercraft more than offset declines in Diving resulting in total Company net sales of $137.1 million, a 6 percent increase over net sales of $129.8 million in the prior year third quarter. Key factors behind the year-over-year comparison in each business unit were:

■
A 9 percent increase in Marine Electronics revenue driven primarily by exceptional new product performance and growth in Minn Kota®.  Third quarter sales of $80.0 million in the current year quarter topped last year’s record-high third quarter sales for the unit.

■	Outdoor Gear sales advanced 6 percent year-over-year reflecting a 46 percent increase in Military tent sales in the current quarter.
■	Watercraft sales rose 4 percent due to the strength of new products, which accounted for more than a third of the unit’s sales during the current period.
■	Revenue gains in North America and northern European diving markets could not offset declines in other key dive regions around the world, resulting in a 3 percent dip in sales.

Total Company operating profit during the quarter was $9.3 million compared to $16.1 million in the prior fiscal year third quarter. While profitable, thus far Jetboil® revenue has been lower than initially projected, triggering a reevaluation of the entire Outdoor Gear – Consumer Camping reporting unit’s intangible assets under ASC 350, resulting in non-cash impairment charges of $8.5 million in the Outdoor Gear segment. The Company’s $1.6 million cash recovery from the Jetboil® indemnity escrow offset some, but not all of the negative effect of these non-cash charges. Excluding the net effect of these items, third quarter operating profit would have been $0.1 million ahead of the prior year. Third quarter net income was $4.7 million, or $0.40 per diluted share, compared to net income of $13.7 million, or $1.37 per diluted share, in the previous third quarter.

Commenting on the quarter’s results, Ms. Johnson-Leipold said, “Marine Electronics continues to be a steady engine of growth, and we are beginning to realize the benefit of our investments to strengthen the performance of the Watercraft unit.  We are also working hard to lessen the impact of weak European economies on our Diving business.  Accounting charges aside, Jetboil® is a great strategic fit for our portfolio of brands, providing a unique and exciting platform for long-term growth for our Consumer Camping business.”

YEAR-TO-DATE RESULTS

The strong rebound of sales during the fiscal third quarter could not overcome sales declines in the first fiscal six months resulting from prolonged, harsh winter conditions extending into the selling season for the Company’s warm-weather outdoor recreation products. Fiscal 2014 year-to-date net sales for the nine-month period were $340.5 million, a 2 percent decline versus the same prior year period.  Total Company operating profit was $18.0 million versus operating profit of $30.3 million in the same nine-month period last year.  The decrease was driven largely by lower volume in the first six months of the fiscal year and non-cash impairment charges to intangible assets in the current year third quarter.  Net income was $9.9 million, or $0.70 per diluted share, in the current nine-month period compared to $22.8 million, or $2.30 per diluted share, in the same period last year. A significant increase in the Company’s effective tax rate during the nine-month period was another key factor in the unfavorable comparison in net income.  Net interest expense declined 37 percent year-over-year.

OTHER FINANCIAL INFORMATION

The Company reported debt of $7.9 million at the end of the current fiscal third quarter, versus $17.5 million at the end of the prior year quarter. Cash, net of debt, was $44.2 million as of June 27, 2014 versus $24.2 million as of June 28, 2013. Depreciation and amortization was $7.9 million year-to-date, compared to $7.5 million during the first nine months of the prior year. Capital spending totaled $9.8 million during the first nine months of fiscal 2014 compared with $10.9 million in the same period in 2013.

“This year’s weather-driven compressed selling season was challenging, but we acted quickly and decisively to keep expenses down, working capital in check and to maintain the flexibility to adjust to the ebb and flow of market demand.  We did a great job on all fronts; however, the loss of volume during the first half of the year proved too great to overcome in one quarter.  We remain vigilant and disciplined in our efforts to continue to make progress against our 2015 plan targets,” said  David W. Johnson, Vice President and Chief Financial Officer.

PRODUCT NEWS

On July 18, the Old Town® Predator XL, powered by Minn Kota®, nabbed Best of Show top honors and Best of Show, Boats at ICAST, the world’s largest and most prestigious fishing products exposition.  Humminbird® ONIX™ 8 SI, a fully customizable fishfinding system that combines innovative Cross Touch™ operation with powerful built-in sonar and exclusive TriFuel Cartography, was named Best of Show, Electronics at this year’s ICAST.  In addition, the Minn Kota® Ulterra™, a revolutionary bow-mount trolling motor with fully automated stow and deploy, power trim and iPilot® or iPilot Link™ wireless control compatibility, grabbed Best of Show, Boating Accessories.

WEBCAST

The Company will host a conference call and audio web cast at 4:00 p.m. Eastern Time on Tuesday August 5, 2014.   A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics; LakeMaster® electronic charts; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company’s continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; the Company’s success in integrating strategic acquisitions; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in working capital management and cost-structure reductions; the Company’s ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company’s customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	June 27 2014	June 28 2013	June 27 2014	June 28 2013
Net sales	$137,133	$129,772	$340,506	$349,146
Cost of sales	81,314	75,435	205,912	206,911
Gross profit	55,819	54,337	134,594	142,235
Goodwill and other intangible assets impairment	8,475	-	8,475	-
Other operating expenses	38,012	38,204	108,149	111,938
Operating profit	9,332	16,133	17,970	30,297
Interest expense, net	179	172	658	1,043
Other expense (income), net	(952)	451	(1,087)	71
Income before income taxes	10,105	15,510	18,399	29,183
Income tax expense	5,407	1,856	8,490	6,345
Net income	$4,698	$13,654	$9,909	$22,838
Diluted average common shares outstanding	9,655	9,549	9,625	9,511
Net income per common share - Diluted	$0.40	$1.37	$0.70	$2.30
Segment Results
Net sales:
Marine electronics	$80,009	$73,572	$210,064	$215,001
Outdoor gear	15,750	14,822	35,107	33,358
Watercraft	19,725	19,054	38,402	39,622
Diving	21,806	22,575	57,571	61,873
Other/eliminations	(157)	(251)	(638)	(708)
Total	$137,133	$129,772	$340,506	$349,146
Operating profit (loss):
Marine electronics	$14,196	$13,188	$30,276	$33,528
Outdoor gear	(4,946)	2,061	(4,561)	2,017
Watercraft	2,002	1,314	(29)	(910)
Diving	1,561	1,901	2,315	3,982
Other/eliminations	(3,481)	(2,331)	(10,031)	(8,320)
Total	$9,332	$16,133	$17,970	$30,297
Balance Sheet Information (End of Period)
Cash and cash equivalents			$52,139	$41,678
Accounts receivable, net			80,036	75,894
Inventories, net			71,496	75,210
Total current assets			215,990	203,519
Total assets			308,731	306,689
Short-term debt			-	8,998
Total current liabilities			72,357	76,733
Long-term debt			7,551	7,917
Shareholders’ equity			207,772	194,644